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                                                                    EXHIBIT 99.1

                   Contacts:
                   ---------
                   David Fremed (for analysts)       Nancy Bushkin (for media)
                   Infogrames, Inc.                  Infogrames, Inc.
                   212/726-6553                      212/726-4222
                   dfremed@us.infogrames.com         nbushkin@us.infogrames.com



                   INFOGRAMES ANNOUNCES CHANGE OF FISCAL YEAR

--  Company Also Announces Maintenance of Position on NASDAQ National Market --


     New York, New York, March 28, 2003 - Infogrames, Inc. (NASDAQ: IFGM), a global publisher of interactive entertainment software, announced today that it has changed its fiscal year-end to March 31 from June 30. The Company said the March 31 year-end is consistent with more of its peers in the video game industry, allowing for more meaningful analysis and comparisons within the sector. The new year-end date will go into effect for the current fiscal year, thus, the Company's fiscal year 2003 will be the nine months ending March 31, 2003 and the Company's fiscal year 2004 will be the twelve months ending March 31, 2004.

     The Company also announced that it has been notified by the NASDAQ National Market that it is in full compliance with NASDAQ's recently amended listing requirements and as such, the Company's status on the NASDAQ National Market will remain unchanged.

     New York-based Infogrames, Inc. (Nasdaq: IFGM) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company's 1,000+ titles are distributed under two brand lines: ATARI, hard-core, genre-defining games such as Driver(TM), Enter the Matrix(TM), Neverwinter Nights(TM), Stuntman(TM), Test Drive(R), Unreal(R) Tournament 2003, and Unreal(R) Championship; and INFOGRAMES, mass-market and children's games such as Backyard Sports(TM), Nickelodeon's Blue's Clues(TM) and Dora the Explorer(TM), Civilization(R), Dragon Ball Z(R) and RollerCoaster Tycoon(R). Infogrames, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext 5257), the largest interactive games publisher in Europe. For more information, visit www.infogrames.com.

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